Registration No. 333-_____.


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                        under the Securities Act of 1933


                                travelbyus, Inc.
               (Exact Name of Issuer as specified in its charter)

                 Texas                                     75-2631373
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)

        700 North Pearl Street, Suite 2170
                  Dallas, Texas                               75201
       (Address of principal executive offices)             (Zip Code)

                    Consulting Agreement dated April 20, 2001
                   between travelbyus, Inc. and Steven Antebi
                              (Full Title of Plan)

                                Richard L. Morgan
                            Executive Vice President
                                travelbyus, Inc.
                       700 North Pearl Street, Suite 2170
                               Dallas, Texas 75201
                     (Name and address of agent for service)

                                 (214) 922-8100
          (Telephone number, including area code, of agent for service)


                                    Copy to:
                                David G. Edwards
                            Doepken Keevican & Weiss
                     58th Floor, USX Tower, 600 Grant Street
                         Pittsburgh, Pennsylvania 15219

                         CALCULATION OF REGISTRATION FEE
----------------------------
                                                   Proposed         Proposed
                                      Offering      Maximum          Maximum
 Title of Securities   Amount to be    Price       Aggregate        Amount of
  to be Registered     Registered    per Share  Offering Price  Registration Fee
  ----------------     ----------    ---------  -------------   ----------------
Common Stock, $0.01     4,200,000    $0.78 (1)  $3,276,000 (1)     $819 (1)
par value per share

--------------------------------------

(1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) of the rules of the Securities and Exchange Commission.






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PART I   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant has incorporated by reference in this Registration Statement the documents listed below. These documents have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

     1. The Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2000.

     2. The Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000.

     3. The Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000.

     4. The Registrant's Amended Quarterly Report on Form 10-QSB/A for the quarter ended December 31, 2000.

     5. The description of the Registrant's Common Stock included in the Registration Statement on Form 8-A filed June 12, 1997, including any subsequent amendment or any report filed for the purpose of updating such description.

     6. The Registrant's Current Report on Form 8-K filed on February 8, 2001.

     7. The Registrant's Amended Current Report on Form 8-K/A filed on April 13, 2001.

     8. The Registrant's Current Report on Form 8-K filed on April 23, 2001.

     9. The Registrant's Current Report on Form 8-K filed on May 2, 2001.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         The Articles of Incorporation of the Registrant generally limit the liability of the Registrant's directors and officers to the Registrant and the shareholders for money damages to the fullest extent permitted from time to time by the laws of the State of Texas. The Articles of Incorporation also provide generally for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the rights of the Registrant in which the director was adjudged liable to the Registrant or in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The Registrant has been advised that, in the opinion of the Securities and Exchange Commission, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

         The Registrant may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                  (iii) To include any material information on the plan of distribution.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Securities Exchange Act of 1934.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



         (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on May 11, 2001.

                                          travelbyus, Inc.
                                          (Registrant)


          By: /s/ William Kerby
          ---------------------
        President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, William Kerby and Richard L. Morgan or any of them, with full power to act alone, his true and lawful attorney-in-fact, with full power substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                            Title                           Date
/s/ William Kerby  President, Chief Executive Officer and Director  May 11, 2001
-----------------
William Kerby      (principal executive officer)

/s/ Greg Miller    Chief Financial Officer                          May 11, 2001
---------------
Greg Miller        (principal financial and accounting officer)

/s/ John Craig      Director                                        May 11, 2001
--------------
John Craig

/s/ William Curtis  Director                                        May 11, 2001
------------------
William Curtis

/s/ Alan Thompson   Director                                        May 11, 2001
-----------------
Alan Thompson




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                                Index to Exhibits
                                -----------------
4.1 Consulting Agreement dated as of April 20, 2001 between travelbyus, Inc. and Steven Antebi.

5.1      Opinion of Doepken Keevican & Weiss.

23.1     Consent of PricewaterhouseCoopers LLP

23.2     Consent of Hein + Associates LLP

23.3     Consent of Ernst & Young LLP

24.1     Powers of Attorney (included on signature page)


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                                   Exhibit 5.1

                                                                    May 11, 2001

travelbyus, Inc.
700 North Pearl Street, Suite 2170
Dallas, Texas 75201

    RE:      travelbyus, Inc.
             Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for travelbyus, Inc., a Texas corporation (the "Company"), in connection with the registration with the Securities and Exchange Commission (the "SEC") by the Company of 4,200,000 shares of the Company's common stock ("Common Stock") issuable in accordance with the terms of the Consulting Agreement dated as of April 20, 2001 between the Company and Steven Antebi (the "Agreement"), pursuant to the Securities Act of 1933, as amended (the "Act").

         In connection with the registration, we have examined the following:

          (a) the Certificate of Incorporation and By-laws of the Company, each as amended to date;

          (b) the Registration Statement on Form S-8 (the "Registration Statement") relating to the Common Stock, as filed with the SEC;

          (c) the Agreement; and

          (d) such other documents, records, opinions, certificates and papers as we have deemed necessary or appropriate in order to give the opinions hereinafter set forth.

         The opinions hereinafter expressed are subject to the following qualifications and assumptions:

          (i) In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of all documents submitted to us as copies to the originals thereof.

          (ii) As to the accuracy of certain factual matters, we have relied on the certificates of officers of the Company and certificates, letters, telegrams or statements of public officials.

         Based upon and subject to the foregoing, we are pleased to advise you that it is our opinion that the shares of Common Stock proposed to be issued in accordance with the Agreement have been duly authorized for issuance and, when issued in accordance with the terms of the Agreement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Doepken Keevican & Weiss
                                           -----------------------------
                                            DOEPKEN KEEVICAN & WEISS
                                            PROFESSIONAL CORPORATION


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                                  Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2001, except as to note 23, which is as at April 1, 2001, relating to the consolidated financial statements of travelbyus.com, ltd., which appears in the Amended Current Report on Form 8-K/A of travelbyus, Inc. filed with the Securities and Exchange Commission on April 13, 2001.


/s/ PricewaterhouseCoopers LLP
------------------------------
Chartered Accountants
Vancouver, Canada
May 8, 2001

                                  Exhibit 23.2


                          INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 11, 2000 accompanying the consolidated financial statements of travelbyus, Inc. (then named Aviation Group, Inc.) contained in the Annual Report on Form 10-KSB of travelbyus, Inc. for the year ended June 30, 2000.

/s/  Hein + Associates LLP
--------------------------
Hein + Associates LLP Certified Public Accountants

May 11, 2001
Dallas, Texas

                                  Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement on Form S-8 of travelbyus, Inc. of our audit report dated April 21, 1999 with respect to the consolidated financial statements of travelbyus.com, ltd. [formerly LatinGold Inc.], which report appears in the Amended Current Report on Form 8-K/A of travelbyus, Inc. filed with the Securities and Exchange Commission on April 13, 2001.


                                             /s/ ERNST & YOUNG LLP
                                             ---------------------
May 8, 2001                                  Ernst & Young LLP
Toronto, Canada                             Chartered Accountants




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